EXHIBIT 10-2

The Procter & Gamble Company Executive Deferred Compensation Plan

The Procter & Gamble Company

Executive Deferred Compensation Plan

(As Amended and Restated Effective

November 15, 2008)

The Procter & Gamble Company

Deferred Compensation Plan

Article 1. Purpose, Status, and Effective Date

1.1 Purpose of Plan. The Procter & Gamble Company (the “Company”), an Ohio corporation, has adopted The Procter & Gamble Company Executive Deferred Compensation Plan (the “Plan”), as set forth herein, as a means of rewarding and retaining selected employees and providing such individuals the opportunity for capital accumulation through elective deferrals of compensation.

1.2 Status of Plan. The Company has established the Plan as an unfunded deferred compensation plan for a select group of management and highly compensated employees within the meaning of Sections 201(2), 301(3), and 401(1) of the Employee Retirement Income Security Act of 1974, as amended. The Plan shall at all times be administered and interpreted in a manner that is consistent with such status.

1.3 Effective Date. The Effective Date of the Plan is July 1, 2004, as originally adopted, and November 15, 2008, for the Plan as amended and restated herein.

Article 2. Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized.

(a)	“Account” shall mean the bookkeeping account for a Participant that is established and maintained to record the Participant’s interest under the Plan. The balance posted to the record of the Account of a Participant shall reflect the Participant’s Contributions, PST Restoration Program Contributions, distributions, adjustments for income, gain, or loss, and other charges and credits pursuant to Article 6.

(b)	“Administrative Committee” shall mean the committee that administers the Short-Term Achievement Reward incentive plan or such other administrative committee of the Company appointed by the Compensation and Leadership Development Committee to administer the Plan. Pursuant to Section 9.2, the Administrative Committee has the authority to delegate its responsibilities. Throughout this plan document, the term “Administrative Committee” shall also include any individual to whom the Administrative Committee has delegated its responsibilities pursuant to Section 9.2.

(c)

“Beneficiary” shall mean the person or persons or entity designated by the Participant to receive the balance of the Participant’s Account in the event of the Participant’s death. The designation may be in favor of one or more Beneficiaries, may include contingent as well as primary designations and named or unnamed trustees under any will or trust agreement and may apportion the benefits payable in any manner among the Beneficiaries. A Participant’s designation of one or more Beneficiaries shall be made in writing in a manner designated by the Administrative Committee and shall not be effective until received by the Administrative Committee. If a Participant fails to properly designate a Beneficiary or if the designated beneficiaries of such Participant shall have predeceased the Participant, the Participant’s estate shall be the Beneficiary.

A Participant may change his or her Beneficiary without the consent of any Beneficiary by similar instrument in accordance with rules and procedures established by the Administrative Committee. The beneficiary designation form received and acknowledged most recently by the Administrative Committee shall control as of any date. If concurrent Beneficiaries are named without specifying the proportion of benefits due each, distribution shall be made in equal shares to those Beneficiaries.

(d)	“Claimant” shall mean the Participant or Beneficiary or his or her representative submitting a claim for benefits under the Plan.

(e)	“Code” shall mean the Internal Revenue Code of 1986, as amended, or as it may be amended from time to time. Furthermore, the phrase “to the extent permitted under the Code” means to the extent the action described does not cause taxation of a Participant’s Account prior to distribution of all or a portion of the Participant’s Account.

(f)	“Company” shall mean The Procter & Gamble Company, an Ohio corporation, and any successor thereto which continues the Plan.

(g)	“Compensation” shall mean the definition of compensation for the Plan Year announced in writing by the Administrative Committee on or before the due date for the Administrative Committee’s receipt of Participants’ Deferral Elections for such Plan Year. Unless and until superceded, the definition of compensation announced by the Administrative Committee for a Plan Year shall remain in effect for subsequent Plan Years.

(h)	“Compensation and Leadership Development Committee” shall mean the Compensation and Leadership Development Committee of the Board of Directors, as constituted from time to time, of the Company. If the Compensation and Leadership Development Committee has delegated any of its authority under the Plan to a committee or to an individual, the term “Compensation and Leadership Development Committee” shall also include such committee or individual.

(i)	“Contributions” shall mean Deferrals.

(j)	“Deferral Election” shall mean the election or elections filed by the Participant with the Company to defer Compensation under the Plan.

(k)	“Deferrals” shall mean the amounts credited to a Participant’s Account as Deferrals pursuant to the Participant’s Deferral Election.

(l)	“Disability” shall mean the time when: (a) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expect to last for a continuous period of not less than twelve (12) months; or (b) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan of the Employer covering the Participant.”

For purposes of any terms or conditions of the Plan related to PST Restoration Program Contributions (including any adjustments thereon pursuant to Article 6.4), Disability shall have the meaning set forth in Form RTD -_C.

(m)	“Effective Date” shall mean the date set forth in Section 1.3.

(n)	“Eligible Employee” shall mean an Employee who satisfies one of the requirements for eligibility under Article 3 of the Plan.

(o)	“Employee” shall mean any employee of the Company or a subsidiary who is expressly designated as an Employee. Any person who is not expressly designated as an Employee by the Company (or by the subsidiary of the Company for whom the person performs services) shall not be an Employee for purposes of the Plan, notwithstanding that such person may be later determined by the Internal Revenue Service or by a court of competent jurisdiction to be an employee.

(p)	“Employer” shall mean, with respect to any Participant, the Company or, if applicable, a subsidiary of the Company (that is participating in the Plan with the consent of the Compensation and Leadership Development Committee) that employs such Participant.

(q)	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

(r)	“Form RTD-C” shall mean the Statement of Terms and Conditions for Restricted Stock Units on Form RTD-C or similar grant materials provided by the Company for Profit Sharing Restoration Program Restricted Stock Unit grants, as may be amended from time to time.

(s)	“Investment Option” shall mean a security (other than stock of the Company), mutual fund, common or collective trust, insurance company pooled separate account, or other benchmark selected by the Administrative Committee pursuant to Section 6.2 for measuring the income, gain, or loss, and other charges and credits recorded for a Participant’s Account.

(t)	“Participant” shall mean an Employee who is eligible to participate in the Plan: (i) by reason of being selected for participation pursuant to Section 3.1(a) of the Plan; or (ii) because the Employee satisfies eligibility criteria established by the Administrative Committee for participation by a class of employees pursuant to Section 3.1(b) of the Plan.

(u)	“Plan” shall mean The Procter & Gamble Company Deferred Compensation Plan, as herein set out or as duly amended, together with any election forms executed by the Participant.

(v)	“Plan Year” for this Plan shall mean the calendar year.

(w)	“PST Restoration Program Contributions” shall mean the amounts credited to a Participant’s Account as Deferrals pursuant to the conversion of Restricted Stock Units under the PST Restoration Diversification Program solely for purposes of determining the value, under Article 6 of the Plan, of such Restricted Stock Units after conversion.

(x)	“PST Restoration Diversification Program” shall mean the Company’s executive compensation program which allows certain employees to convert certain Restricted Stock Units granted to them at specified times into PST Restoration Program Contributions.

(y)	“Retirement” shall have the same meaning as provided under The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan as in effect on December 31, 2008.

(z)	“Scheduled In-Service Withdrawal” shall mean a distribution of all or a portion of the Deferrals credited to a Participant’s Account in the Plan Year elected by the Participant for such distribution.

(aa)	“Separation from Service” shall have the meaning provided under Section 409A of the Code and regulations thereto.

Article 3. Eligibility and Participation

3.1 Eligibility.

(a)	Participation in the Plan is limited to the class of Employees who are expressly selected for Plan participation by the Compensation and Leadership Development Committee.

(b)	In lieu of expressly selecting Employees for Plan participation, the Compensation and Leadership Development Committee may establish eligibility criteria providing for the participation of all Employees who satisfy such criteria.

(c)	The Compensation and Leadership Development Committee may adopt, amend, or abolish a Participant’s selection for eligibility or eligibility criteria under Sections 3.1(a) and 3.1(b) hereof at any time, and for any reason, by resolution, which resolutions shall be attached to the copy of the Plan maintained by the Company and shall be effective as of the date specified therein, or if later, the date submitted to the Company.

3.2 Participation. A Participant shall continue to participate in the Plan with respect to amounts credited to his or her Account until: (i) the Participant ceases to satisfy any of the eligibility criteria for participation under Section 3.1, and (ii) there has been a complete distribution or forfeiture of the Participant’s Account.

Article 4. Contributions and Credits

4.1 Deferrals and Deferral Elections.

(a)	A Participant may elect to make Deferrals to his or her Account for a Plan Year by timely executing and filing a Deferral Election with the Administrative Committee on or before the due date established by the Administrative Committee for the Plan Year for which the Deferral Election is being made. Except as provided in paragraphs (b), (c) and (d) of this Section 4.1, such due date shall be prior to January 1 of the Plan Year in which services for which the Compensation would otherwise be payable commence.

(b)	The Administrative Committee may provide for separate Deferral Elections and due dates for the various elements of Compensation, such as base salary and bonuses. Any Deferral Election must be made prior to the period for which the element of Compensation being deferred is earned, as determined by the Administrative Committee in its sole discretion, and the Participant’s Deferral Election shall only apply to Compensation earned after the date on which it is received by the Administrative Committee. Notwithstanding the above, in the case of “performance-based compensation” (as such term is defined under Code Section 409A and regulations thereto) based upon a performance period of at least twelve (12) months, the Administrative Committee may allow elections to defer such performance-based compensation no later than the date that is six (6) months before the end of the related performance period provided that the Participant has performed services continuously from a date no later than the date upon which the performance criteria are established through a date no earlier than the date upon which the Participant makes an initial deferral election, and further provided that in no event may an election to defer performance-based compensation be made after such compensation has become both substantially certain to be paid and readily ascertainable.

(c)	A Participant may elect to make PST Restoration Program Contributions at any time during the Company’s open window trading period for executives so long as such contributions are consistent with all Company policies and procedures and Form RTD – C, as amended (“Terms and Conditions”). Other than for purposes of determining the value of such contributions under Article 6 of the Plan, the Terms and Conditions shall apply to PST Restoration Program Contributions accounted for under this Plan.

(d)	A Participant who first becomes eligible for participation in the Plan after January 1 of a Plan Year who wishes to make Deferrals to his or her Account for such Plan Year shall execute and file with the Administrative Committee a Deferral Election within thirty (30) days after the date on which such Participant is notified that he or she has become eligible to participate in the Plan. For this purpose, the date of the notice shall be the date of notification, regardless of when actually received by the Participant. A Participant may not, however, make a Deferral Election under this Section 4.1(c) if the Participant is already eligible to participate in another deferred compensation plan that is required under Code Section 409A to be aggregated with the Plan.

(e)	Except as otherwise set forth in paragraph (c) of this Article 4.1, only one Deferral Election may be made for each element of Compensation earned in a single Plan Year (or earned over a period of more than one Plan Year). Any Participant who fails to timely execute and file a Deferral Election with the Administrative Committee for a Plan Year with respect to an element of Compensation shall not be permitted to make Deferrals for such element of Compensation for such Plan Year.

(f)	A Deferral Election shall direct the Employer to reduce the Participant’s Compensation (or the element thereof) by a whole percentage specified by the Participant in the Deferral Election.

(g)	The amount specified by the Participant in the Deferral Election cannot reduce the Participant’s current Compensation for such Plan Year below the amount necessary to satisfy any applicable taxes and withholdings required by law, as determined by the Administrative Committee.

(h)	Except as otherwise provided in paragraphs (c) and (h) of this Article 4.1, a Deferral Election for Compensation shall be effective only for the Plan Year for which it is made. Once filed with the Administrative Committee, a Deferral Election shall be irrevocable.

(i)	In making a Deferral Election, the Participant consents to the Employer’s withholding from his or her currently payable Compensation the amount or amounts elected and the crediting of such withheld amounts to the Participant’s Account, as provided in the Plan.

4.2 Automatic Cancellation of Deferral Elections. Notwithstanding anything in the Plan to the contrary, in the event the Participant ceases to be a Participant, all of such Participant’s Deferral Elections pertaining to Plan Years that have not commenced shall immediately be cancelled, and the Participant’s right to make future Deferral Elections shall be suspended until the Participant again becomes a Participant.

Article 5. Vesting

With the exception of PST Restoration Program Contributions, a Participant shall at all times be one hundred percent (100%) vested in amounts credited to the Participant’s Account. PST Restoration Program Contributions vest upon completion of the Forfeiture Period on the Forfeiture Date, as those terms are defined in the applicable Form RTD – C, or similar grant materials provided by the Company, as amended.

Article 6. Participant Accounts; Investment Options

6.1 Accounts. The Administrative Committee shall establish an Account for each Participant to record the Contributions, distributions, adjustments for income, gain, or loss, and other charges and credits to the Account under the Plan. All PST Restoration Program Contributions, and any adjustments for income, gain or loss, and other charges and credits to the account related to any such contributions, shall be segregated and tracked separately.

6.2 Investment Options. The Administrative Committee shall designate one or more Investment Options for measuring the income, gain, or loss, and other charges and credits recorded for a Participant’s Account and may change Investment Options prospectively at any time provided that any Investment Options designated must be comparable to an investment option available under a tax-qualified defined contribution plan of the Company. Notwithstanding anything in this Plan to the contrary, an Investment Option that provides an above-market return, as defined by Item 402 of Regulation S-K of the Securities Act of 1933, may not be designated without the approval of the Compensation and Leadership Development Committee.

6.3 Participant Allocations.

(a)	A Participant shall elect on his or her Deferral Election form or on such other form or by such other means as may be specified by the Administrative Committee, one or more Investment Options to which Contributions to be credited to the Participant’s Account shall be allocated. A Participant may change the allocation of future Contributions among the Investment Options and may change the allocation of his or her Account balance among the Investment Options as frequently as permitted by the Administrative Committee under rules and procedures applicable to all Participants. The Administrative Committee shall establish and may prospectively change its rules regarding the timing and frequency of Investment Option elections and may establish minimum amounts or percentages for allocating Contributions and transferring Account balances among the Investment Options.

(b)	In the event a Participant fails or refuses to make an election allocating Contributions credited to his or her Account among the then available Investment Options, the Administrative Committee shall specify the Investment Option or Options to which the Participant’s Account shall be allocated and notify the Participant of its selection, which notification may be the Account statements provided to the Participant.

6.4 Adjustment of Accounts. A Participant’s Account balance shall be adjusted daily, based on the performance of the Investment Options selected by the Participant, as if the portion of the Participant’s Account allocated to an Investment Option were actually invested in such Investment Option and adjusted for other amounts as if such other amounts were actually charged or credited to an actual Account balance of the Participant. The Administrative Committee may also charge as an expense against a Participant’s Account: (i) amounts customarily charged by the sponsor of one or more Investment Options that are charged on a per-Participant or per-transaction basis and not otherwise charged as an expense of an Investment Option, and (ii) the Administrative Committee’s and the Employer’s own expenses and out-of-pocket fees in administering the Plan. The Administrative Committee’s allocation of charges and expenses among Participant Accounts shall be final and conclusive against the Participants and all other parties.

6.5 Status of Investment Options. The Investment Options established by the Administrative Committee from time to time are for the sole purpose of providing a performance measurement for adjusting Participants’ Accounts for income, gain, or loss, and other charges and credits. Notwithstanding anything in this Plan to the contrary, neither the Company nor the Administrative Committee shall be required to actually invest monies in any fund designated as an Investment Option, any decision to so invest shall remain within the discretion of the Company (subject to the approval of the Compensation and Leadership Development Committee), and any amounts so invested shall remain the property of the Company.

Article 7. Distribution of Benefits

7.1 Distribution Commencement Election.

(a)	With the exception of PST Restoration Program Contributions, at the time each Deferral Election is made, the Participant may elect to receive a distribution of up to one hundred percent (100%) of the related amount deferred (including adjustments thereon pursuant to Section 6.4) upon a Separation from Service (for reasons other than death) or Disability.

(b)	A Participant may instead elect to receive a Scheduled In-Service Withdrawal of up to one hundred percent (100%) of the related amount deferred (including adjustments thereon pursuant to Section 6.4); provided, however, that any Scheduled In-Service Withdrawal must occur at least one (1) year after the end of the Plan Year in which the Deferrals being distributed were credited to the Participant’s Account. Scheduled In-Service Withdrawals are not available for PST Restoration Program Contributions (including any adjustments thereon pursuant to Article 6.4).

(c)	With the exception of any PST Restoration Program Contributions, separate distribution elections may be made for each Plan Year’s credited Contributions. The Participant’s distribution election shall be made in writing as specified by the Administrative Committee.

(d)	Notwithstanding anything to the contrary in this Article 7, a distribution payable with respect to any PST Restoration Program Contributions (including any adjustments thereon pursuant to Article 6.4) shall be made in accordance with the Terms and Conditions associated with those contributions, except that such distributions shall be payable in cash and not in the Company’s common stock.

7.2 Retirement/Disability Form of Distribution Election and Time of Payment.

(a)	At the time each Deferral Election is made, a Participant may elect one or both of the following forms of distribution for his or her Account distributable by reason of the Participant’s Retirement or Disability: (i) a single sum distribution, or (ii) a distribution in approximately equal annual installments payable over a period of two (2) to ten (10) years. The Account balance of a Participant who fails or refuses to elect a method of distribution shall be paid in a single sum.

(b)	Except as set forth in paragraph (c) of this Article 7.2, a distribution payable by reason of the Participant’s Retirement or Disability shall be paid (in the case of a single sum) or commence to be paid (in the case of annual payments) as soon as practicable in the calendar year following the calendar year in which the Participant’s Retirement or Disability occurs. A distribution may, however, be delayed in order to comply with Section 7.7 of the Plan.

(c)	Notwithstanding anything to the contrary in this Article 7, a distribution payable with respect to any PST Restoration Program Contributions (including any adjustments thereon pursuant to Article 6.4) shall be made in accordance with the Terms and Conditions associated with those contributions, except that such distributions shall be payable in cash and not in the Company’s common stock.

7.3 Death Form of Distribution Election and Time of Payment.

(a)	At the time a Participant first makes a Deferral Election, the Participant may elect how to receive the undistributed portion of his or her Account in the event of death. The Participant may elect: (i) a single sum distribution, or (ii) a distribution in approximately equal annual installments payable over a period of two (2) to ten (10) years. If a Participant fails or refuses to elect a method of distribution, the undistributed portion of his or her Account shall be paid in a single sum.

(b)	If a Participant dies before a complete distribution of his or her Account under the Plan has occurred, the Participant’s undistributed Account balance shall commence to be distributed to his or her Beneficiary under the distribution method (for death) elected by the Participant as soon as administratively possible following receipt by the Administrative Committee of satisfactory notice and confirmation of the Participant’s death.

(c)	Notwithstanding anything to the contrary in this Article 7, a distribution payable with respect to any PST Restoration Program Contributions (including any adjustments thereon pursuant to Article 6.4) shall be made in accordance with the Terms and Conditions associated with those contributions, except that such distributions shall be payable in cash and not in the Company’s common stock.

7. 4 Scheduled In-Service Withdrawals.

(a)	A Scheduled In-Service Withdrawal shall be paid in a single sum as soon as practicable in the January of the payout year elected by the Participant to receive such Scheduled In-Service Withdrawal.

(b)	If a Participant has elected a Scheduled In-Service Withdrawal for all or a portion of his or her Account, but terminates employment with all Employers for any reason other than Disability or death prior to the year specified by the Participant for such Scheduled In-Service Withdrawal to be paid, the Scheduled In-Service Withdrawal shall be paid in the year following the year employment terminates.

(c)	If a Participant terminates employment with all Employers by reason of Disability or death prior to the year specified by the Participant for such Scheduled In-Service Withdrawal to be paid, the Scheduled In-Service Withdrawal distribution shall be distributed in the manner elected by the Participant for Disability or death. However, if Disability or death occurs within a Plan Year during which a Scheduled In-Service Withdrawal is still to be paid, such withdrawal shall be paid as scheduled to the Participant (or in the event of death, to the Participant’s estate).

(d)	Notwithstanding the above, PST Restoration Program Contributions (including any adjustments thereon pursuant to Article 6.4) are not eligible for Scheduled In-Service Withdrawals.

7.5 Termination of Employment. If a Participant has a Separation from Service prior to his or her Retirement, death, or Disability for any reason, notwithstanding any distribution election made by the Participant, the vested but undistributed portion of the Participant’s Account balance shall be payable to the Participant in a single sum as soon as practicable in the calendar year following the calendar year in which such Separation from Service occurs. Any unvested amounts in the Account shall be immediately forfeited, unless otherwise agreed to in writing by the Company.

7.6 Form of Distributions. All amounts distributed to a Participant from his or her Account shall be paid in cash by the Employer or its designee.

7.7 Postponement of Distributions. Except as otherwise set forth herein, in the event of a Participant’s Separation from Service for reasons other than death, there shall be no payment to the Participant for the six (6) month period following the Participant’s Separation from Service (the “Postponement Period”). In addition, the Administrative Committee shall further postpone the distribution of all or part of an amount otherwise payable under Article 7 to a Participant to the extent that the distribution would not be deductible by the Employer under Section 162(m) of the Code. Once the Postponement Period has passed, a conversion or distribution that is postponed pursuant to this Article 7.7 shall be converted and/or paid as soon as it is possible to do so within the deduction limitations of Section 162(m) of the Code, but in no event will any such payment be delayed beyond the later of (a) the last day of the taxable year of the Employer in which the Postponement Period ends; or (b) the 15th day of the third month following the Postponement Period. Notwithstanding anything to the contrary in this Article 7, a distribution payable with respect to any PST Restoration Program Contributions, including any postponement thereof, shall be made in accordance with the Terms and Conditions associated with those contributions.

7.8 Permitted Changes in Distribution Elections. To the extent permitted under the Code and by the Administrative Committee, a Participant may change his or her distribution election related to amount(s) distributable by reason of his or her Disability or death if such change is made in writing at least twelve (12) months prior to the Participant’s Disability or death and only if such change will not result in taxation of amounts previously deferred. In the event that the Participant’s most recent form of distribution election was made within twelve (12) months of the Participant’s Disability or death, the next most recent election made by the Participant at least twelve (12) months prior to the Participant’s Separation from Service by reason of Disability or death (or if none, the Participant’s initial election) shall be used. Notwithstanding anything to the contrary in this Article 7, a distribution payable with respect to any PST Restoration Program Contributions, including any postponement thereof, shall be made in accordance with the Terms and Conditions associated with those contributions.

Article 8. Claims Procedures

8.1 Generally. A distribution request (also referred to herein as a claim) shall be made by filing a written request with the Administrative Committee on a form provided by the Administrative Committee, which shall be delivered to the Administrative Committee. If the claims procedure form made available by the Administrative Committee does not contain information on where to file the claim, the claim may be submitted to the human resources office at the site where the Claimant is employed.

8.2 Denied Claims. If a claim is denied in whole or in part, the Claimant shall receive a written or electronic notice explaining the denial of the claim within ninety (90) days after the Administrative Committee’s receipt of the claim. If the Administrative Committee determines that for reasons beyond its control, a ninety (90) day extension of time is necessary to process the claim, the Claimant shall be notified in writing of the extension and reason for the extension within ninety (90) days after the Administrative Committee’s receipt of the claim. The written extension notification shall also indicate the date by which the Administrative Committee expects to render a final decision. A notice of denial of claim shall contain the following: the specific reason or reasons for the denial; reference to the specific Plan provisions on which the denial is based; a description of any additional materials or information necessary for such Claimant to perfect the claim and an explanation of why such material or information is necessary; and a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(c) of ERISA following an adverse determination on review.

8.3 Review of Denied Claims. A Claimant may file a written request for a review of the denial of a claim within sixty (60) days after receiving written notice of the denial. The Claimant may submit written comments, documents, records, and other relevant information in support of the claim. A Claimant shall be provided, upon request and without charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim. A document, record, or other information shall be considered relevant if it: (a) was relied upon in denying the claim; (b) was submitted, considered or generated in the course of processing the claim, regardless of whether it was relied upon; (c) demonstrates compliance with the claims procedures process; or (d) constitutes a statement of Plan policy or guidance concerning the denied claim.

8.4 Decisions on Reviewed Claims. The Administrative Committee shall notify the Claimant in writing of its decision on the appeal. Such notification shall be in a form designed to be understood by the Claimant. If the claim is denied in whole or in part on appeal, the notification shall also contain: the specific reason or reasons for the denial; reference to the specific Plan provisions on which the determination is based; a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and a statement that the Claimant has a right to bring an action under Section 502(a) of ERISA. A document, record, or other information shall be considered relevant if it: (a) was relied upon in denying the claim; (b) was submitted, considered, or generated in the course of processing the claim, regardless of whether it was relied upon; (c) demonstrates compliance with the claims procedures process; or (d) constitutes a statement of Plan policy or guidance concerning the denied claim. Such notification shall be given by the Administrative Committee within sixty (60) days after the complete appeal is received by the Administrative Committee (or within one hundred twenty (120) days if the Administrative Committee determines special circumstances require an extension of time for considering the appeal, and if written notice of such extension and circumstances is given to the Claimant within the initial sixty (60) day period). Such written extension notice shall also indicate the date by which the Administrative Committee expects to render a decision.

8.5 Review Procedures. In reviewing a denied claim, the reviewer shall take into consideration all comments, documents, records, and other information submitted by the Claimant in support of the claim, without regard to whether such information was submitted or considered in the initial determination.

Article 9. Plan Administration

9.1 Establishment of the Administrative Committee. The Administrative Committee shall have the sole responsibility for the administration of the Plan. The Administrative Committee shall consist of at least three (3) members who shall be appointed by the Compensation and Leadership Development Committee and who may also be officers, directors, or employees of the Company or an Employer. An Administrative Committee member may resign by written notice to, or may be removed by, the Company, which shall appoint a successor to fill any vacancy on the Administrative Committee, howsoever caused. An Employee’s membership on the Administrative Committee shall automatically terminate upon such Employee’s termination of employment with all Employers.

9.2 Appointment and Duties of the Administrative Committee.

(a)	The Administrative Committee may delegate its responsibilities hereunder to one or more persons, to serve at the Administrative Committee’s discretion. The Administrative Committee or its delegatee(s) shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following:

(i)	To administer and enforce the Plan, including the discretionary and exclusive authority to interpret the Plan, to make all factual determinations under the Plan, and to resolve questions between the Company and Participants or Beneficiaries, including questions which relate to eligibility and distributions from the Plan, to remedy possible ambiguities, inconsistencies, or omissions, and decisions on claims which shall, subject to the claims procedures under the Plan, be conclusive and binding upon all persons hereunder, including, without limitation, Participants, other Employees of the Company, Beneficiaries, and former Participants, and their executors, administrators, conservators, or heirs;

(ii)	To prescribe procedures to be followed by Participants or Beneficiaries filing applications for benefits;

(iii)	To prepare and distribute, in such manner as the Administrative Committee determines to be appropriate, information explaining the Plan;

(iv)	To receive from the Employer and from Participants such information as shall be necessary for the proper administration of the Plan;

(v)	To furnish the Employer, upon request, such reports with respect to the administration of the Plan as are reasonable and appropriate;

(vi)	To receive, review, and keep on file (as it deems convenient or proper) reports of the receipts and disbursements under the Plan;

(vii)	To appoint or employ individuals to assist in the administration of the Plan and any other agents it deems advisable, including legal counsel, and such clerical, medical, accounting, auditing, actuarial, and other services as it may require in carrying out the provisions of the Plan or in connection with any legal claim or proceeding involving the Plan, to settle, compromise, contest, prosecute, or abandon claims in favor of or against the Plan; and

(viii)	To discharge all other duties set forth herein.

(b)	The Administrative Committee shall have no power to add to, subtract from, or modify any of the terms of the Plan, or to change or add to any benefits provided by the Plan, or to waive or fail to apply any requirements of eligibility under the Plan. No member of the Administrative Committee shall participate in any action on any matters involving solely his or her own rights or benefits as a Participant under the Plan, and any such matters shall be determined by the Compensation and Leadership Development Committee.

9.3 Actions by the Administrative Committee. The Administrative Committee may act at a meeting or by writing without a meeting, by the vote or assent of a majority of its members. The Administrative Committee may adopt such bylaws and regulations as it deems desirable for the conduct of its affairs and the administration of the Plan. A dissenting Administrative Committee member who, within a reasonable time after he or she has knowledge of any action or failure to act by the majority, registers his or her dissent in writing delivered to the other Administrative Committee members shall not be responsible for any such action or failure to act.

9.4 Expenses of the Administrative Committee. Members of the Administrative Committee shall not receive compensation from the Plan for those services they perform as the Administrative Committee members while employed by an Employer. Any and all necessary expenses related to Plan administration shall be paid by the Company but may be charged against Plan Accounts.

9.5 Records of the Administrative Committee. The Administrative Committee shall keep a record of all of its meetings and shall keep all such books of account, records, and other data as may be necessary or desirable in its judgment for the administration of the Plan.

9.6 Information From Participant. The Administrative Committee may require a Participant to complete and file with the Administrative Committee forms approved by the Administrative Committee, and to furnish all pertinent information requested by such Administrative Committee. The Administrative Committee may rely upon all such information so furnished, including the Participant’s current mailing address.

9.7 Notification of Participant’s Address. Each Participant, retired Participant, and Beneficiary entitled to benefits under the Plan must file with the Administrative Committee or such other person designated by the Administrative Committee, in writing, his or her post office address and each change of post office address. Any communication, statement, or notice addressed to such a person at this latest post office address as filed with the Administrative Committee shall, on deposit in the United States mail with postage prepaid, be binding upon such person for all purposes of the Plan, and the Administrative Committee shall not be obliged to search for, or ascertain the whereabouts of, any such person.

9.8 Indemnification. Notwithstanding any provision herein to the contrary, no member of the Administrative Committee nor any individual to whom the Administrative Committee has delegated duties under this Plan shall be liable to any Participant, former Participant, designated Beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, unless attributable to fraud or willful misconduct on the part of such member or individual. Furthermore, members of the Administrative Committee and all individuals to whom the Administrative Committee has delegated duties under this Plan shall be indemnified by the Company against any and all liabilities arising by reason of any act or failure to act made in good faith pursuant to the provisions of the Plan, including expenses reasonably incurred in the defense of any claim relating thereto.

Article 10. Amendment and Termination

The Company hereby reserves the right, by written resolution of the Compensation and Leadership Development Committee, to amend or terminate the Plan at any time, and for any reason, without the consent of any Participant. No amendment shall impair or curtail the Employer’s contractual obligations to a Participant for the vested portion of the Participant’s Account prior to the date of any such amendment or termination of the Plan. In addition, the Compensation and Leadership Development Committee may, by written resolution, liquidate the plan provided such liquidation is implemented in accordance with the rules of Code Section 409A.

Article 11. Additional Provisions

11.1 No Contract. Nothing in the Plan shall be deemed to give a Participant any right to be retained in the employ of the Employer or to interfere with the Employer’s right to discharge the Participant at any time, with or without cause.

11.2 Withholdings. The Employer shall withhold from any amount distributable to a Participant under the Plan any applicable actual or hypothetical federal, state, or local income or employment taxes or any other amounts required to be withheld by law or withheld pursuant to Section 11.4. In addition, the Employer may withhold from a Participant’s currently payable salary, bonus, or other compensation any applicable federal, state, or local income or employment taxes that may be due upon the crediting of an amount to the Participant’s Account.

11.3 Rights Not Transferable. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, alienate, or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment, or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

11.4 Offset. If, at the time payments or installments of payments are to be made hereunder, the Participant or Beneficiary or both are indebted or obligated to the Company, then such payments or installments of payments to be made to the Participant or the Beneficiary or both may, at the discretion of the Company, be reduced by the amount of the indebtedness or obligation, provided, however, that an election by the Company not to reduce any such payment or payments shall not constitute a waiver of its claim for such indebtedness or obligation or a waiver of its right to make an offset against payments in the future. Notwithstanding the above, payments or installments of payments that are payable under the Plan may not be offset against amounts otherwise owed to the Company that are otherwise due prior to the time payment is due under the Plan.

11.5 No Funding. The Plan constitutes a mere promise of the Employer to make payments in accordance with the terms of the Plan. This Plan does not give any Participant or his or her Beneficiary any interest, lien, or claim in or against any specific assets of the Employer. The Participant and his or her Beneficiary shall have only the rights of general, unsecured creditors of the Employer with respect to their rights under the Plan.

The Company may, but shall not be required to, establish a grantor trust as a funding source for its obligations under the Plan. If such a trust is so established, it shall be the intention of the Company that the trust shall constitute an unfunded arrangement for purposes of the Plan, such that the Plan shall continue to be an unfunded plan maintained for the purpose of providing deferred compensation to a select group of management or highly compensated employees under ERISA. With respect to any Participant, the assets of the trust so established shall remain subject to the claims of the creditors of that Participant’s Employer in the event of the Employer’s bankruptcy or insolvency.

11.6 Construction. The headings in this Plan have been inserted for convenience of reference only and are to be ignored in any construction of the provision.

11.7 Gender and Number. Except when otherwise clearly indicated by the context, when used in the Plan words in any gender shall include any other gender, and words in the singular shall include the plural, and words in the plural shall include the singular.

11.8 Severability. In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Company shall have the right to correct and remedy such questions of illegality or invalidity by amendment as provided by the Plan.

11.9 Governing Law. The Plan shall be regulated, construed, and administered in all respects under and by the laws of the state of Ohio, without regard to its conflict of laws provisions, except when preempted by federal law.

11.10 Voiding of Plan Provisions. If any provision under this Plan causes an amount deferred to become subject to income tax under the Code prior to the time such amount is paid to the Participant, such provision shall be deemed null and void with respect to such amount deferred and the Administrative Committee shall take whatever steps as may be required to accomplish the deferral objectives of the Plan without causing early taxation of such amount deferred and without any Employer incurring additional cost or liability.